Exhibit 10.16

February 11, 2003

Warren K. Neuburger

3525 Newport Bay Drive

Alpharetta, Georgia 30005

Re: Your separation from Optio Software, Inc.

Dear Warren:

You have expressed an intention to voluntarily resign from the employ of Optio Software, Inc. (the “Company”)1 effective February 1, 2003 (the “Separation Date”). This letter agreement (the “Agreement”) sets forth the terms under which your employment with the Company is ending. In addition, this Agreement effectively terminates the Amended and Restated Employment Agreement between You and the Company dated June 10, 2002 (the “Employment Agreement”), except as set forth below. As we discussed, we desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you (“You” or “Your”) and the Company (collectively, the “Parties”) agree:

A. Separation Terms

1. Separation Benefits. Provided that You satisfy the conditions of this Agreement and do not revoke this Agreement, the Company will:

(a)	Separation Payment. Make payments (the “Separation Payments”) to You in equal installments for a period of twelve (12) months (the “Separation Pay Period”). The Separation Payments shall total $270,000.00. The Separation Payments shall be computed based on Your monthly base salary as of the Separation Date, and shall be paid in accordance with the Company’s regular payroll practices. On the eighth day after You return an executed version of this Agreement to the Chairman of the Company’s Special Committee, the Company will inform its Accounting department to process Your first payment;

(b)	Additional Separation Payment. On the eighth day after You return an executed version of this Agreement to the Chairman of the Company’s Special Committee, pay You a lump sum payment of $33,287.67;

(c)	Accelerated Vesting. Accelerate the vesting of Your option to acquire shares of the Company’s common stock (the “Option”) granted to You pursuant to the Stock Option Grant Certificate dated May 7, 2001 (the “Option Certificate”). As a result, You will be vested in an additional 262,500 shares, resulting in a total

[1]	The term “Company” includes the company’s parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

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vesting of 400,000 as of the Separation Date. Except as provided in this provision, the Option will continue to be governed by the Company’s Stock Incentive Plan and the Option Certificate. As provided in the Option Certificate, Your right to exercise the Option shall terminate thirty (30) days following the Separation Date;

(d)	Business Expenses. Reimburse all approved business expenses submitted within sixty (60) days after the Separation Date; and

(e)	References. Provide a reference letter in the form attached as Exhibit A in response to a written reference request authorized by You. You must direct all reference requests to Mitchel Laskey, Chairman of Special Committee, Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005, or his successor. In response to inquiries concerning Your employment, the Company will disclose Your dates of employment and job titles.

All payments will be subject to applicable withholdings, including taxes and Social Security. Because You are no longer employed, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that Your Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company’s obligations listed in sub-paragraphs (a) – (c) above shall terminate immediately upon any breach by You of this Agreement.

2. Release. In exchange for the separation benefits stated above, You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of or relating to the Employment Agreement, claims arising by virtue of Your status as a director of the Company, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law; provided, however, that You do not release (i) Your right to receive benefits under the Company benefit plan that either (a) have accrued or vested prior to the date of this Agreement, or (b) are intended, under the terms of such plans, to survive Your separation from the Company, or (ii) any indemnification rights that You may have under the Company’s Articles of Incorporation, By-Laws, and/or the Indemnification Agreement between You and the Company dated February 7, 2002 for actions that You took while serving as a director or officer of the Company. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, commissions, attorneys’ fees, or any other compensation.

You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.

3. ADEA/OWBPA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), or the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. § 34-1-2, (the “Waiver”). You understand and agree that:

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(i)	this Agreement is written in a manner that You understand;

(ii)	You do not release or waive rights or claims that may arise after You sign this Agreement;

(iii)	You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled;

(iv)	You have been advised to consult with an attorney before signing this Agreement;

(v)	You have 21 days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period;

(vi)	You have 7 days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the separation benefits stated above. To be effective, the revocation must be in writing and received by the Chairman of Special Committee, Mitchel Laskey, at Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005, or his successor, within the Revocation Period; and

(vii)	this Waiver will not become effective or enforceable until the Revocation Period has expired.

B. Your Ongoing Obligations

1. Return of Company Property. You will, on the Separation Date, return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, cell phone, keys, passcards, calling cards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. You will not retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control. You acknowledge that You have not and will not destroy, delete, or alter any Company property without the Company’s consent.

2. Non-Disparagement. You will not make any disparaging or defamatory statements, whether written or verbal, regarding the Company. In addition, You will not make any statement or take any action which may negatively impact the Company’s ability to close those business transactions that You were, directly or indirectly, working on or had knowledge of during the course of Your employment with the Company. The individuals who are members of the Company’s Board of Directors as of the Separation Date will not make any disparaging or defamatory statements, whether written or verbal, regarding You.

3. Future Employment. You agree that the Company has no obligation to consider You for employment should You apply in the future.

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4. Transition. In exchange for the separation payments and benefits set forth in Section A(1) above, You agree to cooperate with the Company from the Separation Date through March 18, 2003 (the “Transition Period”) to support an effective transition of Your position, duties, and responsibilities as President, Chief Executive Officer, and Chief Operating Officer of the Company. You shall cooperate with the Company as set forth in this Section no more than twenty (20) hours per week during the Transition Period. The Company will reimburse You for all reasonable expenses You incur in complying with this Section. All expenses reimbursed under this Section must be pre-approved by the Chief Executive Officer of the Company. You shall not be entitled to any additional compensation, other than the payments described in Section A(1) above, for Your cooperation during the Transition Period.

5. Cooperation. In exchange for the separation payments and benefits set forth in Section A(1), You agree to cooperate with the Company in any pending or future matters, including, but not limited to, any business transactions, business relationships, litigation, investigation or other dispute, in which You have knowledge or information; provided, however, that (i) Your cooperation during the Separation Pay Period shall be in addition to Your obligation to cooperate during the Transition Period discussed in Section B(4); and (ii) except as provided below in this Section B (5), during the Separation Pay Period You will not be required to devote more than a cumulative of two hundred and sixty (260) hours (the “Maximum Hours”) to cooperate with the Company as set forth in this Section. If You have any contact with any party adverse to the Company in any investigation, lawsuit or dispute, You agree to immediately notify the Chairman of the Company’s Special Committee first by telephone and as soon as possible thereafter in writing. In the event that the Company requires Your cooperation in excess of the Maximum Hours for litigation assistance, then the Company will pay You a fee equal to $150 per hour for any time in excess of the Maximum Hours to comply with this provision. Other than the compensation described in the preceding sentence for hours incurred in excess of the Maximum Hours and in Section A(1) above, You shall not be entitled to any additional compensation for Your cooperation during the Separation Pay Period.

6. Resignation as Officer and Director of Company. You will, at the same time You execute this Agreement, resign as a member of the Company’s Board of Directors and as President, Chief Executive Officer, and Chief Operating Officer of the Company by executing the resignation letter attached to this Agreement as Exhibit B.

7. Confidentiality. You acknowledge and agree that neither You nor anyone acting on Your behalf has made or shall make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page or “chat room,” judicial or administrative agency or body, business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; or (iii) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena. If You are contacted, served, or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify the Chairman of the Company’s Special Committee by telephone and as soon as possible thereafter in writing. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this paragraph, You shall inform such person or entity (a) of this confidentiality provision, and (b) to maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.

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C. General Provisions

1. No Admission of Liability. This Agreement is not an admission of liability by the Company. The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.

2. Attorneys’ Fees. In the event of litigation relating to this Agreement other than a challenge to the OWBPA/ADEA Waiver set forth in Section A(3) above, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.

3. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

4. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

5. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.

6. Entire Agreement. This Agreement constitutes the entire agreement between the Parties; provided, however, that any post-termination obligations contained in the Employment Agreement are incorporated by reference, shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that the post-termination obligations contained in the Employment Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment; provided, however, that the Parties acknowledge and agree that (i) this Agreement does not supersede the post-termination obligations contained in the Employment Agreement, and (ii) except as set forth in sub-section A(1)(b) above, this Agreement does not supersede the Option Certificate referenced in sub-section A(1)(b) above or the Company’s Stock Incentive Plan, and that such Option Certificate and the Stock Incentive Plan are incorporated by reference, remain in full force and effect, and the terms and provisions thereof shall govern and continue to apply, except as expressly modified in this Agreement. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

7. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

8. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns. In the event of Your death, the Company shall provide to Your beneficiaries any remaining payments and/or benefits to which You are entitled under this Agreement, which payments and/or benefits will be paid in accordance with this Agreement.

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If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before March 4, 2003.

SINCERELY,

/s/ MITCHEL LASKEY
Mitchel Laskey Chairman, Special Committee

I acknowledge the validity of this 8 page Agreement, including the attached Exhibits, and represent that I have the legal capacity to enter into this Agreement. I acknowledge that I have had the opportunity to consult with an attorney before signing this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

/s/ WARREN K. NEUBURGER	February 11, 2003
Warren K. Neuburger	Date

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EXHIBIT A

Re: Warren K. Neuburger

Dear                             :

This letter is written in response to your request for references.

Date of Employment:	May 7, 2001 through February 1, 2003
Position:	President, Chief Executive Officer, and Chief Operating Officer

It is the Company’s policy not to disclose any additional information.

Sincerely yours,

[Title]

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EXHIBIT B

February     , 2003

Mitchel Laskey

Chairman, Special Committee

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

Re: Resignation from Optio Software, Inc.

Dear Mitchel:

Effective as of February 1, 2003, I resign as President, Chief Executive Officer, and Chief Operating Officer and as a member of the Board of Directors of Optio Software, Inc.

Sincerely,

Warren K. Neuburger

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